Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-260014, and 333-260018) on Form S-3 and (Nos. 333-196383, 333-196384, and 333-196385) on Form S-8 of our report dated February 23, 2023, with respect to the consolidated financial statements of MGP Ingredients, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Kansas City, Missouri
February 23, 2023